EXHIBIT 99.1



FOR IMMEDIATE RELEASE
---------------------


For:  MAF Bancorp, Inc.                   Contacts:   Jerry A. Weberling, Chief
      55th Street & Holmes Avenue                       Financial Officer
      Clarendon Hills, IL 60514                       Michael J. Janssen, Senior
                                                        Vice President
      www.mafbancorp.com                               (630) 325-7300



           MAF BANCORP REPORTS 13% INCREASE IN SECOND QUARTER RESULTS
                            TO $.68 PER DILUTED SHARE

Clarendon Hills, Illinois, July 18, 2002 - MAF Bancorp, Inc. (MAFB) announced today that earnings per share for the second quarter ended June 30, 2002 totaled $.68 per diluted share, up 13.3% from the $.60 per diluted share reported for the quarter ended June 30, 2001. The earnings per share improvement compared to last year resulted primarily from higher net interest income, deposit account service fees and loan sale gains offset by lower real estate development income and higher non-interest expenses.

                         SECOND QUARTER 2002 HIGHLIGHTS:

         o        Diluted EPS of $.68, up 13% from last year's second quarter;
         o Net interest margin of 2.89%, a 15 basis point improvement on a sequential quarter basis;
         o        Return on equity of 14.2% for the quarter;
         o        Strong loan origination volume of $726 million;
         o Deposit account service fees of $5.5 million, a 35% improvement on a year-over-year basis and a 15% sequential quarter increase;
         o Loan sale volume of $212 million, generating loan sale gains of $2.7 million;
         o Solid EPS results despite a delay in expected income from real estate development operations

Net income for the current quarter totaled $16.3 million, compared to $13.9 million in last year's second quarter. Return on average equity and return on average assets were 14.21% and 1.16%, respectively, in the current quarter compared to 14.17% and 1.06% in last year's second quarter. The elimination of goodwill amortization expense resulting from implementation of Financial Accounting Standard No. 142 (effective January 1, 2002) added $648,000 to earnings for the current quarter, equal to $.03 per diluted share. On November 30, 2001, the Company completed its acquisition of Mid Town Bancorp in a transaction that was accounted for under the purchase accounting method for financial reporting purposes. As a result, the current period's results, other than per share amounts and ratio analyses, are not generally comparable to the reported results for the corresponding prior year's quarter.

                   NET INTEREST INCOME AND NET INTEREST MARGIN

Net interest income for the quarter ended June 30, 2002 increased 19.7% from a year ago, totaling $38.1 million compared to $31.9 million for last year's second quarter. The net interest margin expanded to 2.89% compared to 2.74% for the quarter ended March 31, 2002, well ahead of last year's second quarter net interest margin of 2.56%. The margin expansion over the past three months was accomplished by keeping asset yields relatively stable while achieving a substantial reduction in funding costs. The yield on average interest-earning assets declined by only three basis points to 6.19% compared to 6.22% for the quarter ended March 31, 2002. The downward repricing of the Company's loan portfolio experienced over the past few quarters abated in the current period as the yield on the average loans receivable balance was 6.63% in the current period, steady with the 6.62% reported for the first quarter of this year. The continued low level of interest rates led to lower funding costs as the Company's cost of interest-bearing liabilities was 3.64% for the quarter, 22 basis points lower than the 3.86% reported for the quarter ended March 31, 2002. The cost of deposits declined to 2.84% for the quarter compared to 3.09% in the first quarter of 2002. The lower deposit costs were principally due to the downward repricing of certificates of deposit and the success the Company has had in gathering low-cost core deposits.

Average interest-earning assets in the current quarter grew to $5.30 billion, compared to $4.99 billion reported for last year's second quarter and $5.27 billion reported for the quarter ended March 31, 2002. Heavy loan refinancing activity and related loan sale activity prevented any meaningful growth in average loans receivable balances during the past year. Increases in mortgage-backed securities, investment securities and liquid investments led to the overall increase in interest-earning assets compared to last year.

                               LENDING PRODUCTION

Loan origination volume totaled $726.2 million in the current quarter, slightly higher than the $719.4 million reported for the second quarter of last year. While low interest rates on adjustable-rate loans started to shift consumers' preference to these types of loans, long-term fixed-rate loan originations remained strong. As a result, loan sale gains in the quarter were strong, as the Company generally sells fixed-rate loans into the secondary market. The Company currently expects loan origination activity to continue to be strong for the balance of 2002, although continuing to trend toward adjustable-rate loans, leading to lower loan sale volume and loan sale gains than in the first half of the year and higher balance sheet growth.

                               NON-INTEREST INCOME

Non-interest income increased to $11.6 million in the current quarter, compared to $10.5 million reported for the quarter ended June 30, 2001, a 10.4% improvement. Increases in gains on sales of loans and higher deposit account service fees and other income were offset in part by lower income from real estate development operations.

DEPOSIT ACCOUNT SERVICE FEES. Deposit account service fees totaled $5.5 million for the current quarter, up 34.6% from the $4.1 million reported for last year's second quarter. The continued strong growth in deposit account fee income is driven by fee increases and expansion of the Bank's checking account base through acquisition and internal sales efforts. Checking accounts totaled 148,000 at June 30, 2002, 21% higher than a year ago.

REAL ESTATE DEVELOPMENT OPERATIONS. The Company's real estate development operations contributed $160,000 to non-interest income in the current quarter, compared to $1.3 million of income reported for the second quarter of last year. As previously announced, the decline in income from real estate is due to a delay in closings on approximately 36 real estate lot sales through the Company's real estate development operation. Projected income from these pending lot sales represented nearly all of the $2.1-$2.4 million in income from real estate operations that the Company had been expecting to record in the second quarter.

The real estate lot closings have been postponed due to a delay in receiving a final letter of map revision from the Federal Emergency Management Agency ("FEMA") relating to the remapping of the flood plain area where the subject lots are located. Such a letter is standard and required in an instance in which lots were previously located within a flood plain. The Company already received a conditional letter of map revision from FEMA prior to starting construction and had expected to receive the final letter in June. Based on discussions with representatives of FEMA, the Company now expects to receive the final letter of map revision and close the sale of lots in the third quarter of 2002.

LOAN SALE GAINS AND OTHER INCOME. Loan sale volume declined to $212.1 million compared to $373.5 million for the second quarter of last year. However, as a result of increased margins on loan sales, gains on sales of mortgage loans increased to $2.7 million in the current quarter compared to $1.9 million a year ago. Increased prepayment rates in the Bank's loans serviced for others portfolio due to higher loan refinancings reduced the value of mortgage servicing rights, resulting in the establishment of an additional $490,000 impairment reserve on existing mortgage loan servicing rights.

Other non-interest income increased 10.7% to $2.3 million compared to $2.1 million in the second quarter of last year. The increase is primarily due to income from the Bank's mortgage reinsurance subsidiary, which began operations in late-2001.

                              NON-INTEREST EXPENSE

Non-interest expense totaled $24.4 million in the current quarter, compared to $20.2 million reported for the quarter ended June 30, 2001. Compensation and benefits expense totaled $14.7 million in the current quarter, compared to $11.7 million a year ago. This increase was primarily due to increased employee headcount from the Mid Town acquisition, normal salary increases, higher medical costs, increased loan staffing and commission costs, and the business banking division. Occupancy expenses increased by $591,000 in the current quarter compared to last year's second quarter, primarily the result of the additional Mid Town branch locations and two new branch locations opened by the Bank in the past year. Advertising and promotion expenses totaled $1.4 million in the current quarter, up $263,000 from last year's second quarter. The increase resulted from higher costs related to new account openings and radio advertising. Other non-interest expense increased by $764,000 in the current quarter compared to last year's second quarter due to higher check losses, stationery and supplies expenses and correspondent bank service charges.

The ratio of total non-interest expense to average assets was 1.73% for the current quarter, compared to 1.55% in last year's second quarter and 1.70% in the first quarter of 2002. The Company's efficiency ratio, a measure of the amount of expense needed to generate each dollar of revenue, was 49.7%. Income tax expense totaled $9.0 million in the current quarter, equal to an effective income tax rate of 35.6%, compared to $8.2 million and an effective tax rate of 37.2% for the quarter ended June 30, 2001. The decline in the effective tax rate was primarily due to the decline in non-deductible goodwill amortization expense.

                                 CREDIT QUALITY

Non-performing assets decreased during the past three months to $25.8 million, or .45% of total assets, compared to $27.4 million or .49% of total assets at March 31, 2002. A year ago, non-performing assets totaled $17.8 million, or .34% of total assets. The Company did not record a provision for loan losses in the current quarter, and recorded $179,000 of net charge-offs during the quarter compared to $58,000 in net charge-offs recorded in the quarter ended June 30, 2001. The Bank's allowance for loan losses was

$19.4 million at June 30, 2002, equal to 78% of total non-performing loans, 75% of total non-performing assets and .44% of total loans receivable. At June 30, 2002, 90% of the Company's loan portfolio consisted of loans secured by one-to-four family residential properties, including 8% relating to home equity loans and equity lines of credit. A total of 76% of non-performing assets consisted of loans secured by one-to-four family residential properties and one-to-four family foreclosed real estate.

                             BALANCE SHEET & CAPITAL

Total assets at June 30, 2002, were $5.77 billion, approximately $155 million higher than the level reported at March 31, 2002. The increase resulted primarily from growth in loan balances which totaled $4.37 billion at June 30, 2002, compared to $4.25 billion three months ago, an increase of $119 million. The growth in loan receivable balances was attributable in part to the shift in preference to adjustable-rate mortgage loans, which the Company generally retains in portfolio. Deposit balances stood at $3.71 billion at June 30, 2002 growing by $62 million in the quarter.

Borrowed funds totaled $1.47 billion at June 30, 2002 up from $1.39 billion reported three months earlier. Total stockholders' equity was $467.4 million at June 30, 2002, resulting in a stated book value per share of $20.13 and a tangible book value per share of $15.71. The Company previously announced a 500,000 share repurchase plan during the third quarter of 2001 of which 466,200 shares are remaining under the authorization. During the current quarter, the Company did not repurchase any shares of its common stock. The Bank's tangible, core and risk-based capital percentages of 6.55%, 6.55% and 11.95%, respectively, at June 30, 2002 exceeded all minimum regulatory capital requirements.

                 RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 2002

Diluted earnings per share expanded by 15.0% in the current six-month period compared to last year, totaling $1.38 versus $1.20 last year. For the six months ended June 30, 2002, net income totaled $32.8 million compared to $28.0 million in last year's comparable period, an increase of 17.4%. Net interest income improved by $9.8 million year-over-year, or approximately 15.2% as the net interest margin expanded to 2.81% compared to 2.61% for the first six months of 2001. Return on equity for the six months ended June 30, 2002 was 14.57% compared to 14.30% for the six months ended June 30, 2001.

Gains on sales of loans totaled $5.0 million in the current six-month period, $2.4 million ahead of the results from the six months ended June 30, 2001. Deposit account service fees totaled $10.4 million for the six months ended June 30, 2002, 37.4% ahead of the results from last year's comparable period. Despite a year-over year decline in income from real estate, the strong results in these two areas led to an overall increase in non-interest income of 24.1%.

Non-interest expense totaled $48.2 million in the current six-month period, up 19.9% from the $40.2 million reported for the six months ended June 30, 2001. Compensation expense totaled $28.9 million in the current period compared to $23.0 million last year, the result of increases in salaries and benefits costs as well as the same business expansion factors that gave rise to the expense increase in the quarter-to-quarter comparison. Goodwill amortization expense declined by $1.3 million in the current six-month period, resulting in a savings of $.05 per share from the accounting method change.

                         OUTLOOK FOR THE BALANCE OF 2002

Management reiterated its previously announced expectation that earnings per share for 2002 should be in the range of $3.00-$3.05 per diluted share, or an increase of 17%-19% over 2001. For the quarter ending September 30, 2002, management currently expects to report results in the range of $.77-$.80 per share, including income from real estate operations of $3.3-$3.9 million.

The Company's projections for the remainder of 2002 assume moderate balance sheet growth in the 4%-5% range and a relatively steep yield curve, which is expected to result in a stable to slightly higher interest rate spread and net interest margin. The Company is anticipating its real estate development operations will contribute $7.5-$9.0 million in pre-tax earnings in the second half of 2002 and also expects to report continued strong growth in fee income. The projections also assume housing and mortgage activity in the Bank's markets will remain strong and credit quality remains good.

MAF Bancorp is the parent company of Mid America Bank, a federally chartered stock savings bank. The Bank operates a network of 33 retail banking offices primarily in Chicago and its western suburbs. The Company's common stock trades on the Nasdaq Stock Market under the symbol MAFB.

                          Forward-Looking Information
                          ---------------------------

Statements contained in this news release that are not historical facts constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," "plan," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted. The Company undertakes no obligation to update these forward-looking statements in the future. Factors which could have a material adverse effect on operations and could affect management's outlook or future prospects of the Company and its subsidiaries include, but are not limited to, unanticipated changes in interest rates, deteriorating economic conditions which could result in increased delinquencies in the Company's loan portfolio, legislative or regulatory developments, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company's loan or investment portfolios, demand for loan products, secondary mortgage market conditions, deposit flows, competition, demand for financial services and residential real estate in the Company's market area, unanticipated slowdowns in real estate lot sales or problems in closing pending real estate contracts, delays in real estate development projects, the possible short-term dilutive effect of potential acquisitions, if any, and changes in accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.


                       MAF BANCORP, INC. AND SUBSIDIARIES
                            STATEMENTS OF OPERATIONS
                  (Dollars in thousands, except per share data)

                                                                     THREE MONTHS ENDED          SIX MONTHS ENDED
                                                                            JUNE 30,                 JUNE 30,
                                                                       2002         2001         2002       2001
                                                                       ----         ----         ----       ----
                                                                           (UNAUDITED)              (UNAUDITED)
Interest income                                                      $ 81,882       87,907      $163,438    177,054
Interest expense                                                       43,745       56,056        89,337    112,705
                                                                       ------       ------        ------    -------
   Net interest income                                                 38,137       31,851        74,101     64,349
Provision for loan losses                                                   -            -             -          -
                                                                       ------       ------        -------    -------
   Net interest income after provision for loan losses                 38,137       31,851        74,101     64,349
Non-interest income:
   Gain on sale of:
     Loans receivable held for sale                                     2,662        1,906         5,002      2,597
     Mortgage-backed securities                                            39            -            39          -
     Investment securities                                                517          390           982        560
     Foreclosed real estate                                               124          147           151        322
   Income from real estate operations                                     160        1,321         3,057      4,670
   Deposit account service charges                                      5,527        4,107        10,351      7,533
   Loan servicing fee income (expense)                                    137          (63)           97       (111)
   Impairment of mortgage servicing rights                               (490)           -          (490)      (215)
   Brokerage commissions                                                  642          637         1,245      1,182
   Other                                                                2,276        2,056         4,834      3,822
                                                                       ------       ------        ------     ------
     Total non-interest income                                         11,594       10,501        25,268     20,360
Non-interest expense:
   Compensation and benefits                                           14,719       11,704        28,945     23,045
   Office occupancy and equipment                                       2,801        2,210         5,668      4,434
   Advertising and promotion                                            1,362        1,099         2,549      2,347
   Data processing                                                        847          746         1,846      1,510
   Federal deposit insurance premiums                                     173          147           347        302
   Other                                                                3,975        3,211         7,679      6,276
   Amortization of goodwill                                               163          811           326      1,622
   Amortization of core deposit intangibles                               409          319           833        659
                                                                       ------       ------        ------     ------
   Total non-interest expense                                          24,449       20,247        48,193     40,195
                                                                       ------       ------        ------     ------
     Income before income taxes                                        25,282       22,105        51,176     44,514
Income taxes                                                            8,995        8,225        18,346     16,556
                                                                       ------       ------        ------     ------
     Net income                                                      $ 16,287       13,880        32,830     27,958
                                                                       ======       ======        ======     ======

Basic earnings per share                                             $    .70          .61          1.42       1.23
                                                                       ======       ======        ======     ======
Diluted earnings per share                                                .68          .60          1.38       1.20
                                                                       ======       ======        ======     ======

                       MAF BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             (Dollars in thousands)

                                                                                         JUNE 30,         DECEMBER 31,
                                                                                           2002               2001
                                                                                           ----               ----
                                                                                        (UNAUDITED)
ASSETS
------

Cash and due from banks                                                                $  129,354        $   82,540
Interest-bearing deposits                                                                 105,206            29,367
Federal funds sold                                                                         93,353           112,765
                                                                                        ---------         ---------
    Total cash and cash equivalents                                                       327,913           224,672

Investment securities available for sale, at fair value                                   378,035           355,461
Stock in Federal Home Loan Bank of Chicago, at cost                                       165,646           132,081
Mortgage-backed securities available for sale, at fair value                              244,903           142,158
Loans receivable held for sale                                                             52,809           161,105
Loans receivable, net of allowance for losses of $19,375 and $19,607                    4,317,781         4,286,470
Accrued interest receivable                                                                28,436            28,761
Foreclosed real estate                                                                        809             1,405
Real estate held for development or sale                                                   13,112            12,993
Premises and equipment, net                                                                68,082            63,815
Other assets                                                                               73,080            80,448
Goodwill, net of accumulated amortization of $12,806 and $12,480                           94,587            96,851
Core deposit intangibles, net of accumulated amortization of $7,961 and $7,128              7,986             8,819
                                                                                        ---------         ---------
                                                                                       $5,773,179        $5,595,039
                                                                                        =========         =========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Liabilities:
   Deposits                                                                             3,709,442         3,557,997
   Borrowed funds                                                                       1,470,500         1,470,500
   Advances by borrowers for taxes and insurance                                           37,722            38,484
   Accrued expenses and other liabilities                                                  88,095            92,185
                                                                                        ---------         ---------
     Total liabilities                                                                  5,305,759         5,159,166
                                                                                        ---------         ---------

Stockholders' equity:
   Preferred stock, $.01 par value; authorized
      5,000,000 shares; none outstanding                                                        -                 -
   Common stock, $.01 par value;
      80,000,000 shares authorized; 25,420,650 shares issued;
      23,223,726 and 22,982,634 shares outstanding                                            254               254
   Additional paid-in capital                                                             204,624           201,468
   Retained earnings, substantially restricted                                            309,021           286,742
   Stock in Gain Deferral Plan; 223,453 shares                                                511               511
   Accumulated other comprehensive income, net of tax                                       5,509             3,672
   Treasury stock, at cost; 2,420,377 and 2,661,469 shares                                (52,499)          (56,774)
                                                                                        ---------         ---------
       Total stockholders' equity                                                         467,420           435,873
                                                                                        ---------         ---------
                                                                                       $5,773,179        $5,595,039
                                                                                        =========         =========

                       MAF BANCORP, INC. AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA
                        (In thousands, except share data)

                                                      JUNE 30,              DECEMBER 31,              JUNE 30,
                                                        2002                    2001                    2001
                                                        ----                    ----                    ----

Book value per share                            $       20.13           $       18.97           $       17.55
Tangible book value per share                           15.71                   14.37                   14.59
Stockholders' equity to total assets                     8.10%                   7.79%                   7.55%
Tangible capital ratio (Bank only)                       6.55                    6.44                    6.47
Core capital ratio (Bank only)                           6.55                    6.44                    6.47
Risk-based capital ratio (Bank only)                    11.95                   11.31                   11.95
Common shares outstanding:
    Actual                                         23,223,726              22,982,634              22,504,396
    Basic (weighted average)                       23,154,581              22,649,233              22,585,594
    Diluted (weighted average)                     23,846,132              23,143,828              23,087,008

Non-performing loans                            $      24,990           $      19,451           $      16,580
Non-performing assets                                  25,799                  20,856                  17,840
Allowance for loan losses                              19,375                  19,607                  18,221
Non-performing loans to total loans                       .57%                    .45%                    .40%
Non-performing assets to total assets                     .45                     .37                     .34
Allowance for loan losses to total loans                  .44                     .45                     .44
Mortgage loans serviced for others              $   1,764,209           $   1,401,607           $   1,117,886
Capitalized mortgage servicing rights, net             13,420                  10,531                   8,354

                                                        Three Months Ended                Six Months Ended
                                                            JUNE 30,                           JUNE 30,
                                                            --------                           --------
                                                      2002             2001               2002           2001
                                                      ----             ----               ----           ----
Average balance data:
    Total assets                                $    5,637,749   $   5,214,100      $   5,612,330   $  5,171,614
    Loans receivable                                 4,319,198       4,344,926          4,336,207      4,356,519
    Interest-earning assets                          5,304,994       4,990,504          5,286,904      4,944,829
    Deposits                                         3,425,212       2,913,615          3,388,914      2,876,704
    Interest-bearing liabilities                     4,819,228       4,552,779          4,806,012      4,526,019
    Stockholders' equity                               458,383         391,830            450,503        391,004
Performance ratios (annualized):
    Return on average assets                              1.16%           1.06%              1.17%          1.08%
    Return on average equity                             14.21           14.17              14.57          14.30
    Average yield on interest-earning assets              6.19            7.06               6.20           7.17
    Average cost of interest-bearing liabilities          3.64            4.94               3.75           5.03
    Interest rate spread                                  2.55            2.12               2.45           2.14
    Net interest margin                                   2.89            2.56               2.81           2.61
    Average interest-earning assets to average
      interest-bearing liabilities                      110.08%         109.61             110.01         109.25
    Non-interest expense to average assets                1.73            1.55               1.72           1.55
    Non-interest expense to average assets
      and loans serviced for others                       1.33            1.32               1.17           1.33
    Efficiency ratio                                     49.72           48.25              49.00          47.77
Loan originations and purchases                 $      726,176   $     719,432      $   1,404,217   $  1,234,886
Loans and mortgage-backed securities sold              212,083         373,454            582,604        499,791
Cash dividends declared per share                          .15             .12                .30            .22